Exhibit 23.03

RPS Energy
309 Reading Road
Henley-on-Thames
Oxfordshire, RG9 IEL United Kingdom
T #44 (0) 1491 415400  F #44 (0) 1491 415415  www.rpsgroup.com

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the use of the name RPS Energy and of references to RPS Energy and to the inclusion of and references to our report, or information contained therein, dated February 22, 2010, prepared for FX Energy in the FX Energy, Inc. annual report on Form 10-K for the year ended 31st December 2009, and the incorporation by reference to the report prepared by RPS Energy into FX Energy, Inc.'s registration statement on Form S-3 to be filed.

RPS Energy

/s/ Michiel Stofferls
Michiel Stofferls
Petroleum Engineering Manager

7 December 2010